Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333-03

Northern States Power Company

(a Wisconsin corporation)

$200,000,000 4.20% FIRST MORTGAGE BONDS, SERIES DUE SEPTEMBER 1, 2048

Issuer:	Northern States Power Company (a Wisconsin corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Aa3/A/A+ (Stable/Stable/Stable) (Moody’s/Standard & Poor’s/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	September 5, 2018

Settlement Date:	September 12, 2018 (T+5)

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on March 1, 2019

Principal Amount:	$200,000,000

Maturity Date:	September 1, 2048

Reference Benchmark:	3.125% due May 15, 2048

Benchmark Price:	101-01

Benchmark Yield:	3.072%

Spread to Benchmark Treasury:	+115 bps

Yield to Maturity:	4.222%

Coupon:	4.20%

Price to Public:	99.629% of principal amount

Net Proceeds to Issuer:	$197,508,000 (after underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to March 1, 2048 (the par call date), T +20 bps (calculated to the par call date)

Par Call:	On or after March 1, 2048, at par

CUSIP/ISIN:	665789 BA0/US665789BA04

Minimum Denominations:	$1,000

Joint Book-Running Managers:	Mizuho Securities USA LLC U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mizuho Securities USA LLC, toll-free at 1-866-271-7403 or U.S. Bancorp Investments, Inc., toll-free at 1-877-558-2607.